Exhibit 99.1

Repligen Corporation
41 Seyon Street
Building #1, Suite 100
Waltham, Massachusetts 02453
Telephone: (781) 250-0111
FOR IMMEDIATE RELEASE	Telefax: (781) 250-0115

Repligen Reports Second Quarter 2014 Financial Results

- Product Revenue Increases 19.5% to a Record $15.6 Million -

- Product Gross Profit Increases 15.1% to a Record $8.9 Million -

- Conference Call and Webcast Today at 8:30 a.m. EDT -

WALTHAM, MA – August 11, 2014 – Repligen Corporation (NASDAQ:RGEN) today reported financial results for its second quarter ended June 30, 2014. The Company’s financial and business highlights for the second quarter and year-to-date follow, as well as updated financial guidance for the year 2014.

Second Quarter Financial Highlights:

•	Product revenue for the second quarter of 2014 was $15.6 million, an increase of 19.5% over the second quarter of 2013. Product revenue for the 2014 period includes approximately $500,000 from ATF System sales as a result of the Company’s acquisition of the business of Refine Technology on June 2, 2014.

•	Product gross profit increased 15.1% to $8.9 million or 57.1% of product revenue for the second quarter of 2014 compared to $7.7 million or 59.3% of product revenue for the second quarter of 2013.

•	Operating income for the second quarter of 2014 was $3.1 million compared to operating income of $6.1 million for the second quarter of 2013, which included $3.6 million in operating income from a royalty agreement that expired on December 31, 2013.

•	Net income was $2.8 million for the second quarter of 2014 compared to $4.5 million for the same period in 2013, which included income from the aforementioned royalty agreement.

•	Cash and investments as of June 30, 2014 totaled $61.9 million compared to $73.8 million as of December 31, 2013. During the second quarter of 2014, the Company made an upfront cash payment of $20.5 million, plus $700,000 for working capital adjustments, to acquire the business of Refine Technology.

“The Company’s second quarter was highlighted by record product sales, our strategic acquisition of the bioprocessing business of Refine Technology and by several key management appointments including Tony Hunt as COO and Jon Snodgres as CFO,” said Walter C. Herlihy, Ph.D., President and CEO of Repligen. “We are encouraged by the quarter’s performance, which was driven by strong sales of Protein A affinity ligands and increased demand for our chromatography products.”

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Repligen Reports Second Quarter 2014 Financial Results

August 11, 2014

Total revenue for the second quarter of 2014 was comprised of bioprocessing product revenue only. Total revenue for the second quarter of 2013 was $17.5 million, which included royalty and other revenue of $4.5 million; $4.3 million of this was royalty revenue from Bristol-Myers Squibb based on its U.S. sales of Orencia® under an agreement that expired on December 31, 2013. Operating expenses for the three-month period ended June 30, 2014 were $12.4 million compared to $11.4 million for the same period in 2013, an increase of $1.0 million or 9.1%. This increase was primarily driven by higher cost of goods associated with higher product sales and increased selling, general and administrative (SG&A) expenses, partially offset by decreased research and development (R&D) expenses and the absence of cost of royalty. During the second quarter of 2014, SG&A included approximately $300,000 of expenses associated with our June 2, 2014 acquisition of the business of Refine Technology and increased expenses related to the expansion of the Company’s management team and commercial operations. Research and development expense (R&D) decreased by $876,000 or 38% during the second quarter of 2014 compared with same period in 2013, primarily due to the Company’s investment during the 2013 period in therapeutic development programs that have since been discontinued. Earnings per diluted share were $0.09 for the second quarter of 2014 compared to $0.14 for the same period in 2013.

Year-to-Date Financial Summary:

Product revenue for the six-month period ended June 30, 2014 was $29.9 million compared to $24.9 million for the same period in 2013, an increase of 20%. Product gross profit was $16.9 million or 56% of product revenue for the 2014 period compared to $12.8 million or 51% of revenue during 2013, an increase of 32%. Total revenue for the six-month period ended June 30, 2014 was $31.9 million compared to $34.0 million for the same period in 2013, a decrease of 6%. Operating expenses for the six-month period of 2014 were $23.5 million, including approximately $500,000 in transaction expense associated with the Refine acquisition, compared to $24.3 million for the 2013 period, a decrease of 4%. Operating income for the six-month period ended June 30, 2014 was $8.4 million compared to $9.6 million for the same period in 2013. Net income for the six-month period ended June 30, 2014 was $7.1 million compared to $6.9 million for the same period in 2013. Earnings per diluted share for the six-month period ended June 30, 2014 were $0.22 compared to $0.21 for the 2013 period.

Financial Guidance for 2014

Today we are revising our financial guidance for the year 2014 based on our expectations for our bioprocessing business, which includes the ATF System through our recent acquisition of the business of Refine Technology. The following guidance is based on expectations for our existing business and does not include the impact on our revenue and expenses of potential milestone payments from therapeutic out-licenses, the financial impact of additional potential acquisitions or fluctuations in foreign currency exchange rates.

•	Total revenue for 2014 is expected to be $59-$62 million, an increase from our previous guidance of $58-$61 million provided on June 3, 2014.

Repligen Reports Second Quarter 2014 Financial Results

August 11, 2014

•	Total product revenue for 2014 is expected to be $57-$60 million, an increase from our previous guidance of $56-$59 million. This reflects annual growth of 20%-26%.

•	Product gross margin for the full year 2014 is expected to be 53%-55%, an increase from our previous guidance of 51%-53%.

•	Total income from operations for the full year 2014 is expected to be $11-$13 million, increased from our previous guidance of $10-$12 million.

•	Our effective tax rate for 2014 is expected to be 23%-25% of pretax net income, an increase from our previous guidance of 20%-22%.

•	Our total net income projection for 2014 is $8-$10 million, consistent with our previous guidance.

•	We expect to end the year 2014 with $64-$68 million in cash and cash investments, an increase from our previous guidance of $62-$66 million.

Recent Business Updates

•	On July 15, we announced the appointment of Jon K. Snodgres as Chief Financial Officer. Mr. Snodgres was previously CFO for Maquet Cardiovascular, a medical device company. Prior to Maquet, he spent eight years with Thermo Fisher Scientific where he was Vice President of Finance for the Laboratory Products Group. In addition to P&L, balance sheet and cash flow responsibility, he played a key role in integrating company acquisitions, and implementing successful growth planning and profit improvement programs. Mr. Snodgres oversees financial operations for Repligen.

•	On June 12, we announced the election of Nicolas M. Barthelemy to our Board of Directors. Mr. Barthelemy brings over 20 years of industry experience to the director role, most recently as President, Global Commercial Operations at Life Technologies, a multinational life sciences company whose acquisition by Thermo Fisher Scientific was completed earlier this year. Mr. Barthelemy is particularly accomplished in the areas of commercial expansion and global market development.

•	On June 3, we announced the acquisition of the business of Refine Technology (“Refine”) including the Alternating Tangential Flow (“ATF”) System, a market-leading device used to significantly increase product yields during the fermentation step of biologic drug manufacturing. The ATF System is highly complementary to the Company’s bioprocessing product offering. The purchase was made for total upfront consideration of approximately $25.2 million, comprised of $20.5 million in cash plus $700,000 for working capital adjustments and 215,285 shares of Repligen common stock. The purchase agreement also includes contingent milestone payments based on defined revenue targets through the year 2016 and a capped royalty provision for above-target sales during the same period.

Repligen Reports Second Quarter 2014 Financial Results

August 11, 2014

•	On May 6, we announced the appointment of Tony J. Hunt to the role of Chief Operating Officer. Mr. Hunt joins Repligen from his position as President, BioProduction at Life Technologies, a global life sciences company whose acquisition by Thermo Fisher Scientific was completed earlier this year. At Life Technologies, Mr. Hunt played a key role in the development and growth of the company’s bioprocessing business. Mr. Hunt oversees commercial and manufacturing operations for Repligen.

Conference Call

Repligen will host a conference call and webcast today, August 11, at 8:30 a.m. EDT, to discuss second quarter 2014 financial results and business updates. The live call can be accessed by dialing toll-free 844-835-7432 for domestic callers or 404-537-3372 for international callers. Dial-in participants must provide the passcode 77432919. In addition, a webcast will be accessible via the Investor Relations section of Repligen’s website www.repligen.com; see Events & Presentations. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are 855-859-2056 for domestic callers and 404-537-3406 for international callers. Replay listeners must provide the passcode 77432919.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development and commercialization of high-value consumable products used in the process of manufacturing biological drugs. Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A media that is used to separate and purify monoclonal antibody therapeutics. Our ATF (Alternating Tangential Flow) System and our growth factor products are used to increase product yield during the fermentation stage of biologic drug manufacturing. In addition, we developed and market an innovative line of “ready-to-use” chromatography columns under our OPUS® brand (Open-Platform User-Specified) that we deliver prepacked with our customers’ choice of purification media. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding future financial performance and position, including cash and investment position, our strategic decision to focus on the growth of our bioprocessing business, the future demand for our bioprocessing, growth factor, ATF and chromatography products, plans and objectives for future operations, our receipt of any future payments under the terms of our agreement with Pfizer and our agreement with BioMarin, plans and objectives for product development and acquisitions, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to successfully integrate and realize the expected benefit from the acquisition of the business of Refine Technology; our ability to develop and commercialize products and

Repligen Reports Second Quarter 2014 Financial Results

August 11, 2014

the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; the impact of the expiration on December 31, 2013 of Bristol-Meyers Squibb royalty payments from U.S. sales of Orencia®, the success of current and future collaborative or supply relationships, including our agreement with Pfizer and our agreement with BioMarin; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our compliance with all Food and Drug Administration and EMEA regulations; our ability to obtain, maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales capabilities; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact:

Sondra S. Newman

Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com

Repligen Reports Second Quarter 2014 Financial Results

August 11, 2014

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue:
Product revenue	$15,551,077	$13,013,610	$29,885,764	$24,947,879
Royalty and other revenue	—	4,495,357	1,991,166	9,017,081

Total revenue	15,551,077	17,508,967	31,876,930	33,964,960

Operating expenses:
Cost of product revenue	6,671,581	5,297,809	13,006,645	12,194,417
Cost of royalty revenue	—	642,736	—	1,219,593
Research and development	1,430,133	2,306,332	2,631,123	4,489,736
Selling, general and administrative	4,325,834	3,123,940	7,709,444	6,432,039
Contingent consideration - fair value adjustments	17,700	35,387	116,020	(18,587)

Total operating expenses	12,445,248	11,406,204	23,463,232	24,317,198

Income from operations	3,105,829	6,102,763	8,413,698	9,647,762
Investment income	84,920	65,605	186,736	127,124
Interest (expense) income	(12,780)	(12,402)	(26,865)	(25,933)
Other (expense) income	65,280	(122,263)	67,785	(93,182)

Income before income taxes	3,243,249	6,033,703	8,641,354	9,655,771
Income tax provision (benefit)	417,827	1,494,516	1,538,829	2,778,348

Net income	$2,825,422	$4,539,187	$7,102,525	$6,877,423

Earnings per share:
Basic	$0.09	$0.14	$0.22	$0.22

Diluted	$0.09	$0.14	$0.22	$0.21

Weighted average shares outstanding:
Basic	32,233,694	31,643,695	32,098,269	31,443,264

Diluted	33,076,384	32,317,156	32,963,554	32,115,519

Comprehensive income	$1,372,701	$3,650,661	$5,508,834	$5,730,306

Balance Sheet Data:	June 30, 2014	December 31, 2013
Cash, cash equivalents and marketable securities*	$61,923,184	$73,841,805
Working capital	65,042,161	75,049,428
Total assets	129,048,493	118,644,904
Long-term obligations	4,671,773	3,457,631
Accumulated deficit	(81,954,897)	(89,057,422)
Stockholders’ equity	115,561,319	103,886,102

*	does not include restricted cash

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